Exhibit 10.T.1

                              AMENDED AND RESTATED
                          MANAGEMENT SERVICES AGREEMENT

     AMENDED AND RESTATED MANAGEMENT SERVICES AGREEMENT, dated as of April 3, 2001 (the "Agreement"), by and among The FINOVA Group Inc. ("FINOVA" or the "Company"), a Delaware corporation, and Leucadia National Corporation, a New York corporation ("Leucadia" or "Manager") and Leucadia International Corporation, a Utah corporation that is a wholly owned subsidiary of Leucadia ("Leucadia International").

     WHEREAS, FINOVA, Leucadia and Leucadia International are parties to the Management Services Agreement dated as of February 26, 2001 (the "Original Agreement"), and desire to amend and restate the Management Services Agreement in its entirety as set forth herein;

     WHEREAS, FINOVA filed a petition for voluntary reorganization (the "Voluntary Petition") under chapter 11 of title 11 of the United States Code 11 U.S.C. Sections 101 et seq. (the " Bankruptcy Code") with the United States Bankruptcy Court for the District of Delaware (and together with any United States District Court that exercises jurisdiction over the bankruptcy cases of FINOVA and its affiliated debtors, the "Bankruptcy Court"); and

     WHEREAS, FINOVA, its subsidiary, FINOVA Capital Corporation ("FCC"), Berkadia LLC, a Delaware limited liability company ("Berkadia"), Berkshire Hathaway Inc., a Delaware corporation ("Berkshire") and Leucadia have entered into a commitment letter dated February 26, 2001, as such commitment letter may be amended from time to time (the "Commitment Letter") pursuant to which, among other things, Berkadia has committed, which commitment is guarantied by Berkshire and Leucadia, to lend to FCC $6 billion on the terms and conditions set forth in the Commitment Letter; and

     WHEREAS, pursuant to the Commitment Letter, the Company and FCC have agreed to file a chapter 11 plan containing the principal terms outlined in the Commitment Letter or such other terms agreed to by the Company as are mutually acceptable to both Leucadia and Berkshire in their reasonable discretion (the "Plan"); and

     WHEREAS, the Board of Directors of the Company (the "Board") has formed a special committee consisting of two directors to serve as a special committee of the Board until the effective date of the Company's chapter 11 plan (the "Special Committee"), to work closely with Leucadia and the designee of Berkadia provided by Leucadia hereunder (the "Berkadia Liaison"); and

     WHEREAS, certain management functions have previously been performed for FINOVA by its own officers; and

     WHEREAS,  Leucadia,   directly  and  through  its  subsidiaries,   has  the
capability to provide advice and assistance to FINOVA with respect to such services prior to the effective date of the Plan and to provide those services to FINOVA after the effective date of the Plan; and
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     WHEREAS,  the  Board has  determined  that it is in the best  interests  of
FINOVA to obtain such services from Leucadia and its subsidiaries.

     It is hereby mutually agreed that the Original Agreement is hereby amended and restated in its entirety to read as follows:

          1. TERM. The term of this Management Agreement shall be ten years commencing on the date hereof.

          2. COMPENSATION. For a period of ten years, commencing on the date of the Original Agreement, FINOVA shall pay to Leucadia International annually a management fee of $8 million, payable in immediately available funds (the "Annual Management Fee"). The Annual Management Fee shall be payable quarterly, in advance, at the beginning of each calendar quarter; provided, however, that the entire first Annual Management Fee was paid to Leucadia International on February 27, 2001.

          3. SERVICES OF LEUCADIA. (a) The following applies prior to the effective date of the Plan: Subject to the authority of the Board and the Special Committee, Leucadia, directly and through its subsidiaries including Leucadia International, shall provide advice and assistance to FINOVA in the management of the asset "portfolio" of FCC, including advice and assistance regarding the supervision of corporate wide management of portfolio sales, dispositions, acquisitions, and administration and shall provide to the Company the services of the Berkadia Liaison, who initially shall be Lawrence S. Hershfield (an employee of Leucadia International), who will report to and work closely with the Special Committee in the formulation and execution of the Plan. FINOVA shall keep the Berkadia Liaison informed and shall request his advice and assistance, in each case on a timely basis, as to all material acts and decisions of FINOVA with respect to the management of the asset portfolio of FCC. Nothing contained in this Agreement shall preclude the Board and the Special Committee from considering, acting upon or making decisions with respect to proposals for alternatives to the Plan.

          (b) Following the effective date of the Plan, Leucadia shall be responsible for the general management of the Company, subject to the authority of the Board, and shall provide to the Company, the Chairman of the Board and President of the Company and such other officers, if any, as shall be mutually determined between Leucadia and the Company.

          4. PERSONNEL. Leucadia shall provide a portion of the time of such executive officers of Leucadia and its subsidiaries as Leucadia reasonably determines is necessary to carry out the services specified herein. The number of persons providing services at any one time and the number of hours such persons devote to the services specified herein shall not be fixed but shall at

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all times be  adequate to  properly  and  promptly  perform  and  discharge  the specified services, it being understood that acting as Berkadia Liaison shall be Mr. Hershfield's principal professional activity through the effective date of the Plan.

     The persons provided by Leucadia hereunder shall for all purposes be employees of Leucadia. Neither Leucadia nor Leucadia International shall be entitled to receive any additional compensation for services rendered under this Agreement other than the payments set forth in paragraph 2 above, but shall be reimbursed for all reasonable out of pocket expenses, including reimbursement of travel expenses. Nothing herein shall prevent, however, any individual provided hereunder from becoming an elected or appointed officer or director of FINOVA and enjoying the benefits (other than compensation) afforded to any persons in any such position.

          5. OFFICE SPACE, EQUIPMENT AND SUPPLIES, ETC. FINOVA shall provide to Leucadia and its personnel provided hereunder office space, secretarial services, equipment and supplies, telephone, telefax and related support facilities to the extent available at FINOVA's regular work locations.

          6. MUTUAL OBLIGATIONS. In addition to their other obligations under this Agreement, each of FINOVA and Leucadia shall cooperate with the other in the preparation of the Plan and in matters relating to the confirmation of the Plan. The parties hereto also shall keep each other fully and promptly informed of developments in FINOVA's and FCC's businesses and relationships and discussions and negotiations with or affecting their respective creditors, including any notices from their respective lenders, suppliers or advisors or any notices from any third party related to their respective creditors. Upon execution of this Agreement, Leucadia shall be entitled to name three designees (or alternate designees for any designee that can not attend a meeting of the Board) each of whom is mutually acceptable to FINOVA and Leucadia as observers to the Board and, in such capacity, each such designee (or his named alternate)
(i) shall receive from FINOVA all communications with the Board at the same time sent to all members of the Board and (ii) shall be entitled to attend all meetings of the Board (whether telephonic or in person) and to receive reports of any meetings (whether telephonic or in person) of the Board promptly following such meetings not attended by such designee; provided, however, that if the Board believes that the Leucadia designees should be excluded from deliberations on or being present during voting with respect to any proposal for an alternative to the Plan, the Leucadia designees shall remove themselves from any such meeting. FINOVA agrees that prior to confirmation of the Plan, FINOVA and its subsidiaries will carry on their respective businesses in the ordinary course of business in compliance in all material respects with all applicable laws and in accordance with Annex A hereto.

          7. COMPANY EXPENSES. FINOVA will continue to bear the cost and expense of its own employees, including their salary, travel, entertainment, other business and benefit expenses.

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          8. BANKRUPTCY COURT APPROVAL. If the Bankruptcy Court does not approve this Agreement on or before the day an order is issued by the Bankruptcy Court approving a disclosure statement for the Company and FCC (which shall be no later than July 6, 2001), this Agreement will automatically terminate unless termination is specifically waived by Leucadia in writing. The Company agrees that it will use its best efforts to obtain Bankruptcy Court approval of this Agreement in a timely manner. If the Agreement is not approved by the Bankruptcy Court, the $8 million Annual Management Fee paid to Leucadia International upon execution of this Agreement shall be deemed to be fully earned upon its payment and shall not be refundable to the Company upon termination of this Agreement.

          9. TERMINATION. If (i) the Commitment Letter is terminated or (ii) a plan of reorganization other than the Plan is confirmed by order of the Bankruptcy Court, then Leucadia and the Company each shall have the right to terminate this Agreement. Any termination shall be upon not less than 30 days prior written notice given by the terminating party to the other party to this Agreement. However, any termination (whether under this paragraph or otherwise) shall not relieve FINOVA of its obligation to pay to Leucadia International the portion of the Management Fee, if any, that has been earned through the termination date but has not been paid to Leucadia International as of the date of such termination and any unpaid Management Fee due to the date of termination shall be paid to Leucadia International in one payment, in immediately available funds, upon the effective date of such termination. Notwithstanding the foregoing, the $8 million Annual Management Fee paid to Leucadia International upon execution of this Agreement shall be deemed to be fully earned upon its payment and shall not be refundable to the Company upon termination of this Agreement.

          10. GOVERNING LAW. This Agreement shall be governed in accordance with the laws of the State of New York.

          11. ASSIGNMENT. Neither party may assign this Agreement or any of its rights or duties hereunder, except that Manager may assign this Agreement to any entity that is controlled by, controlling or under common control with Leucadia.

          12. NOTICES. Services of all notices, if any, under this Agreement shall be sufficient if given personally or sent by certified, registered mail, return receipt requested, or telefax to the addresses set forth below:

     If to Company, at:

               The FINOVA Group Inc.
               4800 North Scottsdale Road
               Scottsdale, Arizona 85251-7623
               Attention: William Hallinan, President and Chief
                          Executive Officer, General Counsel and Secretary
               Facsimile No.:  (480) 636-4949

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               with a copy (which shall not constitute notice) to:

               Gibson, Dunn & Crutcher LLP
               333 South Grand Avenue
               Los Angeles, California 90071-3197
               Attention:  Andrew E. Bogen, Esq.
               Facsimile No.: (213) 229-7520

     If to Manager or Leucadia International, at:

               Leucadia National Corporation
               315 Park Avenue South
               New York, New York  10010
               Attention:  Joseph S. Steinberg, President
               Facsimile No.:  (212) 598-4869

               with a copy (which shall not constitute notice) to:

               Weil, Gotshal & Manges LLP
               767 Fifth Avenue
               New York, New York  10153
               Attention:  Stephen E. Jacobs, Esq.
               Facsimile No:  (212) 310-8007

or at such other address as may be substituted by notice given as herein provided. The giving of any notice required hereunder may be waived in writing by the party entitled to receive such notice. Every notice, demand, request, consent, approval, declaration, delivery or other communication hereunder shall be deemed to have been duly given or served on the date on which personally delivered, with receipt acknowledged, telecopied and confirmed by telecopy answerback or three Business Days after the same shall have been deposited in the United States mail.

          13. ENTIRE AGREEMENT. This Agreement supercedes in its entirety the Management Services Agreement dated as of February 26, 2001 among FINOVA, Leucadia and Leucadia International.

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     IN WITNESS  WHEREOF,  the  parties  hereto  have  caused  this  Amended and
Restated Management Services Agreement to be duly executed on the date first written above.

                                        THE FINOVA GROUP INC.


                                        By: /s/ William J. Hallinan
                                            ------------------------------------
                                            Name: William J. Hallinan
                                            Title: President and Chief
                                                   Executive Officer


                                        LEUCADIA NATIONAL CORPORATION

                                        By: /s/ Joseph A. Orlando
                                            ------------------------------------
                                            Name: Joseph A. Orlando
                                            Title: Vice President


                                        LEUCADIA INTERNATIONAL CORPORATION

                                        By: /s/ Philip M. Cannella
                                            ------------------------------------
                                            Name: Philip M. Cannella
                                            Title: Vice President

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                                                                         Annex A


     Except as otherwise expressly permitted or required by the terms of the Plan or as otherwise expressly contemplated by this Management Agreement or the Commitment Letter, during the period from the date of the Management Agreement to entry of a final order of the Bankruptcy Court confirming the Plan, the Company shall not, and shall cause any of its subsidiaries not to, without the written consent of Manager, which decision regarding consents shall be made promptly (in light of its circumstances) after receipt of notice seeking such consent:

               (i) amend its certificate of incorporation, bylaws or other comparable organizational documents or those of any subsidiary of the Company;

               (ii) except (A) pursuant to the exercise or conversion of outstanding securities, (B) for issuances of Common Stock upon the exercise of outstanding options under the benefit plans of the Company, (C) in connection with other awards outstanding on the date of this Management Agreement under any benefit plan, or (D) upon conversion of TOPrS, redeem or otherwise acquire any shares of its capital stock, or issue or sell any securities (including securities convertible into or exchangeable for any shares of its capital stock), or grant any option, warrant or right relating to any shares of its capital stock, or split, combine or reclassify any of its capital stock or issue any securities in exchange or in substitution for shares of its capital stock;

               (iii) make any material amendment to any existing, or enter into any new, employment, consulting, severance, change in control or similar agreement, or establish any new compensation or benefit or commission plans or arrangements for directors or employees, or amend or agree to amend any existing benefit plan;

               (iv) other than in connection with foreclosures in the ordinary course of business and mergers or consolidations among wholly-owned subsidiaries of the Company, merge, amalgamate or consolidate with any other entity in any transaction, sell all or any substantial portion of its business or assets, or acquire all or substantially all of the business or assets of any other person;

               (v) enter into any plan of reorganization or recapitalization, dissolution or liquidation of the Company;

               (vi) declare, set aside or make any dividends, payments or distributions in cash, securities or property to the stockholders of the Company in respect of any capital stock of the Company;

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               (vii) except for borrowings  under credit  facilities or lines of credit existing on the date hereof, incur or assume any indebtedness of the Company or any of its subsidiaries, except indebtedness of the Company or any of its subsidiaries incurred in the ordinary course of business;

               (viii) take any action that would have a material impact on the consolidated federal income tax return filed by the Company as the common parent, make or rescind any express or deemed material election relating to taxes, settle or compromise any material claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to taxes, enter into any material tax ruling, agreement, contract, arrangement or plan, file any amended tax return, or, except as required by applicable law or GAAP or in accordance with past practices, make any material change in any method of accounting (whether for taxes or otherwise) or make any material change in any tax or accounting practice or policy;

               (ix) enter into any contract, understanding or commitment that restrains, restricts, limits or impedes the ability of the Company or any of its subsidiaries, or the ability of Leucadia, to compete with or conduct any business or line of business in any geographic area;

               (x) enter into, or amend the terms of, any contract relating to interest rate swaps, caps or other hedging or derivative instruments relating to indebtedness of the Company or any of its subsidiaries; or

agree or commit, whether in writing or otherwise, to do any of the foregoing.

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